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                                                                  EXHIBIT (10)-3


                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "Agreement) is effective November 6, 1998 (the "Effective Date"), by and between The BANK, an Alabama banking corporation ("The Bank"), and The BANC CORPORATION, a Delaware corporation (the "Corporation"; hereinafter together with the Bank collectively referred to as "Employer"); and DANIEL J. SIZEMORE ("Executive").


                                    Recitals

         WHEREAS, The Bank is a wholly-owned subsidiary of the Corporation;

         WHEREAS, Pursuant to that certain Third Amended and Restated Reorganization Agreement and Plan of Merger dated as of April 6, 1998 among the Corporation, Warrior Capital Corporation, The Bank and Commerce Bank of Alabama ("Commerce") (the "Merger Agreement"), the parties have agreed that Commerce shall be acquired by the Corporation, including that Commerce may merge with and into the Bank; and

         WHEREAS, Executive has been and continues to serve as the Chief Executive Officer and President of Commerce and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement;


                                    Agreement

         NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, the parties hereby agree as follows:

         1. EMPLOYMENT. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement.

         2. TERM. The employment of Executive by Employer as provided in Section 1 will be for a period of three (3) years commencing on the Effective Time (as defined in the Merger Agreement), renewable daily for a three year term and terminable by Employer only upon three (3) years notice or otherwise as provided in Section 7.








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         3. DUTIES; EXTENT OF SERVICES. Executive shall perform for Employer all duties incident to the positions of President and Chief Operating Officer of the Corporation, President and Chief Executive Officer of The Bank (which shall be the lead bank of the Corporation), and Chief Executive Officer of Commerce (if Commerce is not merged into The Bank) or the Branch President of The Bank's Albertville branch (if Commerce is merged into The Bank). At the next meeting of the board of directors of the Corporation and each of its subsidiary banks, which shall take place prior to or as of the Effective Date, Executive shall be elected to serve as a director of WCC and each of its subsidiary banks, and thereafter for the remaining term of this Agreement, at each annual meeting of the board of directors of the Corporation and each of its subsidiary banks, Executive shall be nominated to serve as a director of the Corporation and each of its subsidiary banks. In addition, Executive shall engage in such other services for Employer or its affiliates as Employer from time to time shall direct. Executive shall use his best efforts in, and devote his entire time, attention, and energy, to Employer's business; provided that nothing contained herein is intended to prohibit Executive from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with his duties and obligations under this Agreement.

         4. COMPENSATION.

                  During the Term of this Agreement:

                  a. Executive's total annual cash compensation shall be an amount not less than $270,000.00 (includes salary, director's fees, and bonus).

                  b. Life Insurance: Term life insurance equal to three times base compensation, plus life insurance policies on dependents in amounts and as currently provided by Commerce.

                  c. Health Insurance: Fully paid (employee and dependents, customary plan).

                  d. Automobile: $1,000 per month car allowance, plus mileage at current IRS-allowed reimbursed rates.

                  e. Country Club Dues: Payment of dues and assessments at Gadsden Country Club and initiation fee and dues and assessments at a country club in Birmingham to be determined jointly by Executive and WCC; provided that Employer shall pay no more than $15,000 of the initiation fee to the Birmingham country club.

                  f. Retirement: Standard plans offered by Employer, including profit-sharing, 401K, etc.









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                  g. Civic clubs: Employer pays fees for any clubs which
         Executive joins at Employer's request.

                  h. Vacation, sick days, holidays: pursuant to Employer's standard policies.

                  i. Other executive compensation plans: Full participation in other executive level compensation plans offered by the Corporation and affiliates until termination of agreement. Executive (as with other employees of Commerce) shall receive service credit for employment at Commerce prior to the Effective Time for purposes of meeting all the eligibility requirements and all vesting requirements for all of Employer's benefit programs which such employees shall become eligible to participate in on or after the Effective Time, including but not limited to compensation, health, retirement, vacation and disability plans.

         5. DISCLOSURE OF INFORMATION. Executive will not, during or after the term of this Agreement, (i) disclose any written confidential information of Employer to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason on purpose whatsoever, or
(ii) use any written confidential information for any reason other than to further the business of Employer. Executive agrees to return any written confidential information, and all copies thereof, upon the termination of Executive's employment (whether hereunder or otherwise).

         6. COMPETITION. Except as specifically provided otherwise in this Agreement, during the period of his employment by Employer and for such time as Employer is paying to Executive all of the compensation provided in Section 4, Executive will not, directly or indirectly, carry on or engage in a similar business or solicit or do similar business with any customer of The Bank or the Corporation's bank subsidiaries in any counties where The Bank or the Corporation's bank subsidiaries have places of business on the date of termination.

         7. TERMINATION.

                  a. Employer shall be obligated to comply with all provisions of this Agreement and may terminate Executive only For Cause. "For Cause" shall mean (i) any act on the part of Executive which constitutes fraud or willful malfeasance of duty or an act of moral turpitude and is demonstrably likely to lead to material injury to The Bank or the Corporation, (ii) a felony conviction of Executive; or
         (iii) the suspension or removal of Executive by federal or state banking regulatory authorities; provided, that "For Cause" shall not include Executive's medical disability.

                  b. If Employer terminates Executive's employment hereunder "For Cause" or if Executive terminates his employment hereunder Executive shall not be entitled to any further compensation from Employer and the provisions of Section 6 shall survive for one year following the date of such termination.

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                  c. If Employer terminates Executive other than "For Cause",
         (i) all rights and obligations specified in Section 6 shall survive any such termination for three years following the date of such termination and, (ii) Executive shall continue to receive the compensation provided for in Section 4 for three years following the date of such termination.

                  d. The provisions of Section 5 shall survive regardless of any termination of Executive's employment hereunder, whether voluntary or involuntary.

         8. NOTICE. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of The Bank to The Bank, P. O. Box 490, Warrior, Alabama 35180-0490, Attention:
Chairman of the Board of Directors, with a copy to the Corporation at The Banc Corporation; 17 North 20th Street, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to ______________________.

         9. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Alabama. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Bank or Executive and Commerce.

         10. VALIDITY. The invalidity of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

         11. PARTIES. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to The Bank or the Corporation. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

         12. DEFINITIONS. Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of The Bank and the Corporation as of the date first above written.


Witnesses:                                                    "EXECUTIVE":







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                                        /s/ Daniel J. Sizemore
-----------------------------------     ---------------------------------------
                                        Daniel J. Sizemore



                                        "BANK":

Attest:                                 THE BANK


By: Marie Swift                         By: /s/ James A. Taylor, Jr.
   --------------------------------        ------------------------------------
Its: Secretary                          Its: Executive Vice President

[Corporate Seal]




                                        "CORPORATION"


Attest:                                 THE BANC CORPORATION


By: Marie Swift                         By: /s/ James A. Taylor, Jr.
   --------------------------------        ------------------------------------
Its: Secretary                          Its: Executive President


[Corporate Seal]


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